As filed with the Securities and Exchange Commission on October 24, 2017

Registration No. 333-190625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-190625

UNDER

THE SECURITIES ACT OF 1933

CU BANCORP

(Exact name of registrant as specified in its charter)

California	99-0779788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

818 West 7th Street, Suite 220 Los Angeles, CA	90017
(Address of principal executive offices)	(Zip Code)

California United Bank 2005 Stock Option Plan

California United Bank 2007 Equity and Incentive Plan

(Full Title of the Plan)

Kori L. Ogrosky

PacWest Bancorp

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

(310) 887-8500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-190625, of CU Bancorp, a California corporation (the “Company”), pertaining to the registration of (i) 604,313 common shares, no par value per share, of the Company, issuable under the California United Bank 2005 Stock Option Plan and (ii) 931,039 common shares, no par value per share, of the Company, issuable under the California United Bank 2007 Equity and Incentive Plan.

On October 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 5, 2017, by and between the Company and PacWest Bancorp, a Delaware corporation (“PacWest”), the Company merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the common shares of the Company registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California, on October 24, 2017.

PACWEST BANCORP (as successor by merger to CU Bancorp)

By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General Counsel & Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.